Exhibit 10.1

Freedom Resources Enterprises, Inc.

Promissory Note

August 25, 2006

$5,000

 Freedom Resources Enterprises, Inc., a Nevada corporation, (The Company) for value received, hereby promises to pay to Neil Christiansen, (Note Holder) the principal amount of Five Thousand Dollars ($5,000), together with interest on the unpaid principal balance at the rate of 8% per annum for twenty-four months from the date of this note.

The obligation to make payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, or adjustment whatsoever.  The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, and protest in taking any action to collect the payment of all sums owing hereon.

As an incentive for making this Note, The Company grants The Note Holder the right at any time from the date of this Note to convert the principal and interest outstanding on this Note, (Conversion Right), into One Million (1,000,000) shares of Freedom Resources Enterprises, Inc., common stock.

To exercise the Conversion Right the Note Holder shall deliver to The Company in writing, a Conversion Notice stating that the Note holder is requesting to exercise their Conversion Right, and the names in which the Note Holder wishes the certificates for shares of common stock to be issued.

In the event of any default hereunder, the Company, hereby agrees to pay to the Note Holder hereof reasonable attorney’s fees, legal expenses and lawful collection costs incurred in connection with the enforcement of this obligation in addition to all other sums due hereunder, regardless of whether litigation is actually commenced.

In witness whereof, the Company has caused this Note to be executed and dated the day and year first above written.

Freedom Resources Enterprises, Inc.

/s/ Neil Christiansen

Neil Christiansen, President